Exhibit 99


                                                                     AMDURA

          FOR IMMEDIATE RELEASE:

          SOUTHBURY, CONNECTICUT, August 12, 1994 -- AMDURA Corporation (NYSE:ADU) today announced that the United States District Court for the District of Colorado has issued an order in an action styled Saul Jones, et al. v. AMDURA Corporation (Case No. 91-K-
          1521), which is an appeal of certain issues in a case originally filed in January 1990. The case was filed prior to AMDURA's filing of a voluntary petition for bankruptcy under Chapter 11 of the Bankruptcy Code. The District Court's order reinstates certain class action claims which had been disallowed by the Bankruptcy Court prior to the confirmation of AMDURA's bankruptcy Plan of Reorganization which became effective in October 1991. The order also reverses the Bankruptcy Court's order confirming the Plan. The effect of the District Court's order, if upheld, would be to require the Bankruptcy Court to reopen hearings on the confirmation of AMDURA's Plan of Reorganization.

          The actions underlying the District Court's order purported to have been brought on behalf of a class of persons who purchased AMDURA's pre-bankruptcy preferred or common stock during certain pre-petition periods, and alleged claims under the Securities Exchange Act of 1934 to the effect that AMDURA's public business and financial disclosures were materially false or misleading during those periods.

          AMDURA is considering its legal alternatives in light of the District Court's order.

          Pursuant to AMDURA's Plan of Reorganization, the Company was reorganized around its wholly owned subsidiaries, The Crosby Group, Inc. and The Harris Waste Management Group, Inc. Crosby and Harris were not included in AMDURA's Chapter 11 bankruptcy filing and were not in bankruptcy.

          AMDURA Corporation, headquartered in Southbury, Connecticut, operates primarily through Crosby and Harris. Crosby, headquartered in Tulsa, Oklahoma, designs and manufactures lifting equipment, hardware and accessories for use in energy, construction, manufacturing, marine and transportation applications. Harris, headquartered in Peachtree City, Georgia, is engaged in manufacturing and marketing equipment for plastic, paper and ferrous and non-ferrous scrap metal processing, as well as waste recycling and solid waste disposal.

                                       #  #  #

          FOR FURTHER INFORMATION, CONTACT:













          William F. Andrews - Amdura Corporation
          phone: (203) 262-0570

          Ann Hance - Abernathy MacGregor Scanlon
          phone: (212) 371-5999